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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Mace Security International, Inc. on Form S-4 (Registration No. 333-89717) to be filed on or about December 20, 1999, of our report dated January 21, 1999, except for Notes 3 and 10 as to which the dates are July 22, 1999 and May 17, 1999, respectively, with respect to the financial statements of Colonial Full Service Car Wash, Inc. included in Mace Security International, Inc.'s Current Report on Form 8-K dated May 17, 1999 (as amended on July 30, 1999 on Form 8-K/A), filed with the Securities and Exchange Commission

                                             /s/ ERNST & YOUNG LLP

Dallas, Texas
December 17, 1999